EXHIBIT 11

                          GRACO INC. AND SUBSIDIARIES
                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                  (Unaudited)

                                     Thirteen Weeks Ended        Thirty-nine Weeks Ended
                                     -----------------------      -----------------------
                                     Sept 27,       Sept 28,      Sept 27,       Sept 28,
                                       2002           2001          2002           2001
                                     --------       --------      --------       --------
                                            (in thousands except per share amounts)

Net earnings applicable to
   common shareholders for basic
   and diluted earnings per share    $20,494        $16,760       $57,556        $48,128

Weighted average shares out-
   standing for basic earnings
   per share                          47,604         46,662        47,376         46,262

Dilutive effect of stock options
   computed using the treasury
   stock method and the average
   market price                          682            861           804            867

Weighted average shares out-
   standing for diluted earnings
   per share                          48,286         47,523        48,180         47,129

Basic earnings per share             $  0.43        $  0.36       $  1.21        $  1.04

Diluted earnings per share           $  0.42        $  0.35       $  1.19        $  1.02
